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                                                                     EXHIBIT 2.2

                             AMF Group Holdings Inc.
                        c/o GS Capital Partners II, L.P.
                                 85 Broad Street
                               New York, NY 10004

                                                                  April 11, 1996


VIA TELECOPY

Mr. Beverley W. Armstrong
As Designated Representative
c/o CCA Industries, Inc.
One James Center
Richmond, VA  23219
Telecopier No.:  (804) 643-4208

Dear Mr. Armstrong:

                  This letter is written to you as the Designated Representative of the Sellers under the Stock Purchase Agreement, dated February 16, 1996, between AMF Group Holdings Inc. ("Buyer") and the Sellers listed on the signature pages thereto (the "Stock Purchase Agreement"), to confirm our understanding that each of the parties hereto agrees that the Stock Purchase Agreement is hereby amended as set forth herein.

                  1. Within seven Business Days of receipt of notice thereof from Buyer, along with Buyer's audited financial statements for the period from inception of Buyer and ending December 31, 1996 and a copy of the calculation described in this paragraph (the "1996 EBITDA Schedule") prepared by Buyer together with the report described in this paragraph issued by Arthur Andersen LLP ("Arthur Andersen"), the Sellers other than The Community Foundation, Inc. and Douglas J. Stanard (the "Covenantors") shall pay to Buyer an amount equal to the excess, if any (such excess being the "Actual 1996 Shortfall Amount"), of
(x) $60 million (reduced by the Stub Period EBITDA (as defined below), if the Stub Period EBITDA is positive, or increased by the Stub Period EBITDA, if the Stub Period EBITDA is negative (i.e., if the Stub Period EBITDA is negative $5 million, increased by $5 million)) ($60 million, as so reduced or increased by the Stub Period EBITDA being hereinafter referred to as the "Maximum 1996 Shortfall Amount") over (y) the EBITDA (as defined below) from the operation of AMF Bowling, Inc. ("Bowling") during the period commencing on the Closing Date and ending December 31, 1996, as calculated by Buyer and upon which 1996 EBITDA Schedule Arthur Andersen shall have issued an unqualified report in accordance with generally accepted auditing standards to the effect that such 1996 EBITDA
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Schedule is fairly presented in all material respects in accordance with the terms of this letter, which terms require that EBITDA be derived from Bowling's financial statements for the applicable period prepared in accordance with United States generally accepted accounting principles applied on a consistent basis with Bowling's accounting policies and principles in effect for the year ended December 31, 1995 as presented in the audited combined financial statements of AMF Bowling Group for the year ended December 31, 1995, as audited by Price Waterhouse LLP, previously delivered to Buyer (the "1995 Financial Statements"), before any adjustments to reflect the purchase of Bowling by Buyer, which calculation shall be final and binding on the parties hereto for purposes of determining the payment to be made pursuant to this paragraph 1. Notwithstanding the foregoing, if the Actual 1996 Shortfall Amount would exceed one-third of the Maximum 1996 Shortfall Amount, the Covenantors will instead pay to Buyer an amount equal to the sum of (a) one-third of the Maximum 1996 Shortfall Amount and (b) 50% of the amount by which the Actual 1996 Shortfall Amount exceeds one-third of the Maximum 1996 Shortfall Amount; provided, however, that, in any case, the maximum payment to be made pursuant to this paragraph shall not exceed 50% of the Maximum 1996 Shortfall Amount.

                  2. Within seven Business Days of receipt of notice thereof from Buyer, along with Buyer's audited financial statements for the six-month period ending June 30, 1997 and a copy of the calculation described in this paragraph (the "1997 EBITDA Schedule") prepared by Buyer together with the report described in this paragraph issued by Arthur Andersen, the Covenantors shall pay to Buyer an amount equal to the excess, if any (such excess being the "Actual 1997 Shortfall Amount"), of (x) $35 million over (y) the EBITDA from the operation of Bowling during the six-month period ending June 30, 1997, as calculated by Buyer and upon which 1997 EBITDA Schedule Arthur Andersen shall have issued an unqualified report in accordance with generally accepted auditing standards to the effect that such 1997 EBITDA Schedule is fairly presented in all material respects in accordance with the terms of this letter, which terms require that EBITDA be derived from Bowling's financial statements for the applicable period prepared in accordance with United States generally accepted accounting principles applied on a consistent basis with Bowling's accounting policies and principles in effect for the year ended December 31, 1995 as presented in the 1995 Financial Statements, before any adjustments to reflect the purchase of Bowling by Buyer, which calculation shall be final and binding on the parties hereto for purposes of determining the payment to be made pursuant to this paragraph 2. Notwithstanding the foregoing, if the Actual 1997 Shortfall Amount would exceed $11,666,667,



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the Covenantors will instead pay to Buyer an amount equal to the sum of (a)
$11,666,667 plus (b) 50% of the amount by which the Actual 1997 Shortfall Amount exceeds $11,666,667; provided, however, that, in any case, the maximum payment to be made pursuant to this paragraph shall not exceed $17,500,000.

                  3. To the extent the sum of the individual payments by the Covenantors required under each of paragraphs 1 and 2 above would exceed an amount equal to the excess, if any, of (x) the sum of the Maximum 1996 Shortfall Amount and $35 million (such sum being hereinafter referred to as the "Maximum 1996/1997 Shortfall Amount") over (y) the EBITDA from the operation of Bowling during the period commencing on the Closing Date and ending June 30, 1997 (such excess being hereinafter referred to as the "1996/1997 Excess Amount"), calculated on the same basis as the calculations provided in paragraphs 1 and 2 above, the aggregate amount otherwise payable by the Covenantors pursuant to such paragraphs shall be reduced to an amount equal to the 1996/1997 Excess Amount; provided, however, that if the 1996/1997 Excess Amount would exceed one-third of the Maximum 1996/1997 Shortfall Amount, the aggregate amount otherwise payable by the Covenantors pursuant to paragraphs 1 and 2 above shall be reduced to an amount equal to the sum of (i) one-third of the Maximum 1996/1997 Shortfall Amount and (ii) 50% of the amount by which the 1996/1997 Excess Amount exceeds one-third of the Maximum 1996/1997 Shortfall Amount, but, in any case, not in excess of 50% of the Maximum 1996/1997 Shortfall Amount (the "Covenantors' Aggregate Maximum Payment"); provided further that if an amount in excess of the amount payable by the Covenantors after giving effect to this sentence has theretofore been paid by the Covenantors to Buyer pursuant to this letter, Buyer shall return such overpayment (but not to exceed the amount received by Buyer pursuant to this letter) to the Covenantors within seven Business Days of receipt of the notice contemplated by paragraph 2 above in accordance with the written instructions of the Designated Representative. To the extent the sum of the individual payments by the Covenantors required under each of paragraphs 1 and 2 above is less than the lesser of the 1996/1997 Excess Amount and the Covenantors' Aggregate Maximum Payment, the aggregate amount otherwise payable by the Covenantors pursuant to such paragraphs shall be increased to an amount equal to the lesser of the 1996/1997 Excess Amount and the Covenantors' Aggregate Maximum Payment, and such increased amount (less the amount theretofore paid by the Covenantors to Buyer pursuant to this letter) shall be paid by the Covenantors to Buyer within seven Business Days of receipt of the notice contemplated by paragraph 2 above.



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                  4. The term "EBITDA," as used herein shall mean, for any
period, (i) the sum of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) non-cash foreign exchange losses, if any, (g) extraordinary or non-recurring losses, if any, (h) other non-operating expense, if any, and (i) with respect to any period from and after the Closing Date, the amount, if any, by which selling, general and administrative expense (including depreciation included in selling, general and administrative expense) exceeds an amount equal to the result of (x) $112,300 multiplied by (y) the number of calendar days in the period for which EBITDA is being calculated, less (ii) the sum of (1) non-cash foreign exchange gains, if any, (2) extraordinary or non-recurring revenues or gains, if any, (3) other non-operating income, if any, and (4) with respect to any period from and after the Closing Date, the amount, if any, by which selling, general and administrative expense (including depreciation included in selling, general and administrative expense) is less than an amount equal to the result of (x) $112,300 multiplied by (y) the number of calendar days in the period for which EBITDA is being calculated, in each case, of Bowling, and before allocation of general corporate overhead of AMF Group Inc. or any other entity that is a direct or indirect parent or sister corporation of Bowling (from and after the Closing Date) or of the Continuing Affiliates (which for purposes of this letter shall also include the Companies other than Bowling and the Subsidiaries) (prior to the Closing Date) (amounts to be included in items
(b) through (i) and (1) through (4) shall be included only to the extent such amounts were included in determining such net income (or net loss) under item
(a)). EBITDA shall not include revenues recognized or expenses incurred by Buyer or the Sellers other than in the ordinary course of the operation of Bowling. EBITDA shall be adjusted to eliminate intercompany transactions with other direct and indirect subsidiaries of AMF Holdings Inc. (from and after the Closing Date) or the Continuing Affiliates (prior to the Closing Date). EBITDA shall not reflect divestitures or acquisitions of operating businesses or transfers from Bowling to its affiliates or from Bowling's affiliates to Bowling of assets or operations included in Bowling or such affiliates as presented in the 1995 Financial Statements, as the case may be (which shall continue to be calculated as if such changes were not made). Items classified as non-operating income (expense) and selling, general and administrative expense shall be based on United States generally accepted accounting principles applied on a consistent basis with Bowling's accounting policies and principles in effect for the year ended December 31, 1995 as presented in the 1995 Financial Statements. Classification of non-operating expense or income shall be in conformity with the applicable requirements of



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Regulation S-X of the Securities and Exchange Commission's rules and regulations as currently in effect. The term "Stub Period EBITDA" as used herein shall mean the EBITDA (as defined above) from the operation of Bowling during the period commencing April 1, 1996 and ending on the day immediately preceding the Closing Date, calculated on the same basis as the calculations provided in paragraphs 1 and 2 above. The Covenantors shall permit Arthur Andersen full access during normal business hours to all relevant books and records and employees of the Covenantors and the Continuing Affiliates to the extent required to complete their audit of the Stub Period EBITDA; provided, however, that such access shall not unreasonably disrupt the personnel and operations of the Covenantors and the Continuing Affiliates, and the Covenantors will use reasonable efforts to cause Price Waterhouse to provide Buyer and Arthur Andersen full access to the workpapers of Price Waterhouse in connection with the results of operations from such period.

                  5. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

                  6. Buyer shall furnish the Covenantors all quarterly and annual financial information that is contained in Buyer's filings with the Securities and Exchange Commission on Forms 10-Q and 10-K, in each case within five Business Days of such filing and at the same time shall provide the Covenantors with sales and cost of sales figures of Bowling for the most recently ended quarter.

                  7. Following the payment by the Covenantors of all sums due to Buyer pursuant to paragraphs 1, 2 and 3 of this letter calculated without regard to this paragraph or the immediately following paragraph (the "Calculated Payment"), and notwithstanding the provision in the penultimate sentence of paragraphs 1 and 2 of this letter that the calculations therein are final and binding on the parties hereto, the Covenantors may deliver a written notice to Buyer requesting the access provided for in the following sentence. Thereafter, Buyer shall give the Covenantors and their authorized representatives full access during normal business hours to all relevant books and records and employees of Buyer and its subsidiaries to the extent required to review the calculations made pursuant to paragraphs 1, 2 and 3 of this letter; provided, however, that such access shall not unreasonably disrupt the personnel and operations of Buyer and its subsidiaries and Buyer will use reasonable efforts to cause Arthur Andersen to provide the Covenantors and their firm of accountants full access to the workpapers of Arthur Andersen in connection with the preparation of the relevant financial statements and reports



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referred to in paragraphs 1 and 2 above. Unless the Designated Representative delivers a second written notice to Buyer on or prior to the 60th day after the Designated Representative's receipt of the six-month financial statements referred to in paragraph 2 above, which notice shall specify in reasonable detail all disputed items and the basis therefor, each of the Covenantors shall be deemed to have accepted and agreed to Buyer's calculations pursuant to paragraphs 1, 2 and 3 of this letter. If the Designated Representative so notifies Buyer of the Covenantors' objection to such calculations, Buyer and the Covenantors shall, within 30 days following such notice (the "EBITDA Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive, and shall be deemed to be an adjustment to the Calculated Payment. Within seven Business Days after the resolution of differences as to any disputed amounts, the party owing a payment shall pay the same to the other (which, in the case of a payment owing to the Covenantors, shall be paid to or at the direction of the Designated Representative).

                  8. If at the conclusion of the EBITDA Resolution Period amounts shall remain in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by the Designated Representative and Buyer within 10 days after the expiration of the EBITDA Resolution Period. If the Designated Representative and Buyer are unable to agree on the Neutral Auditors, then Buyer and the Designated Representative shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material business relationship with the Covenantors, Buyer or any of their respective Affiliates or any of the Continuing Affiliates within the past two years. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. If the Neutral Auditors determine that the Calculated Payment (after giving effect to all resolutions reached by the parties pursuant to the last two sentences of paragraph 7) exceeds the amount the Covenantors actually owe Buyer pursuant to paragraphs 1, 2 and 3 of this letter by more than $1,000,000, all fees and expenses relating to the work, if any, to be performed by the Neutral Auditors (and the fees and expenses of each party's accountants and attorneys relating to such dispute), as well as the fees and expenses, if any, of the American Arbitration Association, shall be borne by Buyer, and if the Neutral Auditors determine that the Calculated Payment (after giving effect to all resolutions reached by the parties pursuant to the last two sentences of paragraph 7) does not exceed the


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amount the Covenantors actually owe Buyer pursuant to paragraphs 1, 2 and 3 of this letter by more than $1,000,000, all fees and expenses relating to the work, if any, to be performed by the Neutral Auditors (and the fees and expenses of each party's accountants and attorneys relating to such dispute), as well as the fees and expenses, if any, of the American Arbitration Association, shall be borne by the Covenantors. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to the Covenantors and Buyer in accordance with the notice provisions of the Stock Purchase Agreement and shall be final, binding and conclusive. The sums due pursuant to paragraphs 1, 2 and 3 of this letter shall be recalculated based on the determination of the Neutral Auditors and any resolutions reached pursuant to the last two sentences of paragraph 7 and, based on such recalculation, Buyer shall pay (in accordance with the written instructions of the Designated Representative) any overpayment, theretofore made by the Covenantors, or the Covenantors shall pay to Buyer any shortfall based on the amounts theretofore paid, in either case, based on the determination of the Neutral Auditors and, in any case, within seven Business Days of the delivery of the written statement of such determination to Buyer and the Designated Representative in accordance with the notice provisions in the Stock Purchase Agreement. Any payment by any party pursuant to the last sentence of paragraph 7 or pursuant to the preceding sentence of this paragraph 8 shall bear interest at the London Interbank Offered Rates for three month periods as reported in The Wall Street Journal (Eastern Edition) from time to time plus a margin of 275 basis points from (and including) the date payment was made by the Covenantors pursuant to paragraph 2 to (and including) the day preceding the day of payment. The foregoing notwithstanding the Covenantors' and the Designated Representative's rights to exercise any rights to access or to dispute the amount of any payment included in the Calculated Payment or to request repayment thereof pursuant to this paragraph and paragraph 7 are contingent upon the Covenantors having paid Buyer the Calculated Payment in full in accordance with the terms of this letter (including those relating to time of payment). The Covenantors' and the Designated Representative's rights to exercise any rights to access or to dispute the amount of any payment included in the Calculated Payment or to request repayment thereof pursuant to this paragraph and paragraph 7 shall terminate immediately and automatically and without the requirement for any notice thereof upon any breach or delay on the part of the Covenantors in paying the Calculated Payment in accordance with the terms of this letter (including those relating to time of payment).



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                  9. Buyer and the Sellers hereby agree that the Sellers Closing
Notice may only request as the Closing Date a business day between April 25, 1996 and May 3, 1996.

                  10. The obligations of Buyer and the Sellers pursuant to this letter shall be treated as agreements of such parties under the Stock Purchase Agreement which by their terms contemplate performance after the Closing Date. Except as amended hereby, the Stock Purchase Agreement shall remain in full force and effect (including without limitation Section 10.1(a) thereof) and this letter shall be treated and governed as if it were a provision incorporated in the Stock Purchase Agreement. All references in the Stock Purchase Agreement to the term "Agreement" shall refer to the Agreement as amended by this letter.

                                                     Sincerely,

                                                     AMF GROUP HOLDINGS INC.



                                                     Richard A. Friedman
                                                     President

Accepted and Agreed
as of the date first
written above:



__________________________________________
L.F. LOREE, III, SUCCESSOR
CO-TRUSTEE U/A DATED 11/12/86 FBO
WILLIAM H. GOODWIN, III, MOLLY S.
GOODWIN, MATTHEW T. GOODWIN, SARAH C.
GOODWIN AND PETER O. GOODWIN


__________________________________________
NORWOOD H. DAVIS, JR., SUCCESSOR
CO-TRUSTEE U/A DATED 11/12/86 FBO
WILLIAM H. GOODWIN, III, MOLLY S.
GOODWIN, MATTHEW T. GOODWIN, SARAH C.
GOODWIN AND PETER O. GOODWIN



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THE COMMUNITY FOUNDATION, INC.


By: ______________________________________
Name:
Title:


__________________________________________
DOUGLAS J. STANARD



__________________________________________
BEVERLEY W. ARMSTRONG



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